Exhibit 99.1
Discovering Beneath | Exploring BeyondTM
SandRidge Energy, Inc. Provides Financial and Operational Updates
Oklahoma City, Oklahoma, April 23, 2009 — SandRidge Energy, Inc. (NYSE:SD) today announced that it expects its total production for the quarter ended March 31, 2009 to be approximately 28.7 Bcfe, and its average daily production for the quarter ended March 31, 2009 to be approximately 319 MMcfe per day. The Company also expects that for the quarter ended March 31, 2009, financial results will include the incurrence of a non-cash pre-tax property impairment charge of approximately $1.3 billion. The charge, which is due to low natural gas prices on March 31, 2009, is equal to the amount by which total capitalized costs of its proved natural gas and crude oil properties exceeded the limitation under full cost oil and gas accounting rules.
The Company continues to pursue several previously announced strategic transactions that it believes, if completed, will enhance its balance sheet liquidity and future operations. These include the following:
•	The sale of non-core deep drilling rights relating to its East Texas properties. The Company expects to retain its rights to approximately 13,000 net leased acres in Louisiana that may be prospective for Haynesville Shale exploration.

•	The negotiation for a participation arrangement for its Piñon Field drilling program pursuant to which a third party would pay a portion of drilling costs to acquire a working interest in newly drilled wells. The expected investment would initially call for a $15 million commitment and, subject to a mutual option, up to an aggregate $75 million in drilling commitment from the third party.

•	The sale of an interest in or the creation of a joint venture with the Company’s midstream assets located in the Piñon Field. Based on preliminary indications of interest, the Company expects to consummate a transaction for its midstream assets in the Piñon Field in the second or third quarter of 2009. This transaction is expected to include an initial investment of $200 to $300 million with potential for future capital investments for infrastructure expansions.
None of the foregoing transactions is subject to any binding agreement, and the Company provides no assurance that it will be successful in completing any of them.
The Company is also currently engaged in discussions regarding potential opportunistic acquisitions of oil and gas assets and operations that it believes could fit well strategically with its business objectives. In addition, from time to time the Company may review other potential strategic acquisitions, divestitures or joint ventures, and may pursue one or more of these to the extent they fit its business plan, strengthen its balance sheet or enhance its liquidity position.
For further information, please contact:

Discovering Beneath | Exploring BeyondTM
Kevin R. White
Senior Vice President
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102-6406
(405) 429-5515
The Company has filed registration statements (including prospectuses) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in those registration statements and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting IDEA on the SEC Web site at www.sec.gov. Alternatively, the Company, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated at 866-718-1649.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of future natural gas and oil production, pricing differentials, operating costs and capital spending, our development plans and estimates of future net cash flows. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of natural gas and oil prices, our success in discovering, estimating, developing and replacing natural gas and oil reserves, the availability and terms of capital, the continued availability of credit under existing credit facilities, divestitures and other transactions involving our properties, the amount and timing of future development costs and other factors, many of which are beyond our control. We refer you to the discussion of risks under Risk Factors in our annual report on Form 10-K for the year ended December 31, 2008, as amended. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.
SandRidge Energy, Inc. is a natural gas and crude oil company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Mid-Continent, and the Gulf of Mexico. SandRidge’s Internet address is www.sandridgeenergy.com.